Exhibit 4.65

AGREEMENT

This Agreement made the 25th day of January, 2011 between STERLITE INDUSTRIES (INDIA) LIMITED, a Company incorporated and registered under the Companies Act, 1956 and having its Registered Office at SIPCOT Industrial Complex, Madurai Bypass Road, T V Puram PO, Tuticorin – 628 002, Tamil Nadu and Corporate Office at ‘Vedanta’, 75 Nehru Road, Vile Parle (East), Mumbai – 400 099 (hereinafter referred to as “the Company”) of the One Part and MR. DIN DAYAL JALAN (also referred to as Mr.D.D.Jalan) Indian inhabitant residing at Flat No.24, 2nd floor, Falcons Crest, Tata Col. Parel Tank Rd. 73. G.D. Ambedkar Marg, Parel Village, Mumbai 400 012 (hereinafter referred to as “Whole Time Director”) of the Other Part.

WHEREAS:

The Board of Directors at their meeting held on January 25, 2011 have appointed Mr.Din Dayal Jalan as a “Whole Time Director” of the Company for a period of 2 (two) years with effect from December 24, 2010 to December 23, 2012 and Mr. Din Dayal Jalan has agreed to the said appointment upon the terms and conditions hereinafter contained.

The appointment and remuneration of Mr.Din Dayal Jalan, as Whole Time Director is subject to the approval of the Members at the General Meeting of the Company

NOW THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	The Company hereby approves the appointment of Mr.Din Dayal Jalan as a ‘Whole-time Director’ from the December 24, 2010 to December 23, 2012 subject to such appointment being determined earlier in accordance with the provisions of this Agreement.

2.	Subject to the superintendence, direction and control of the Board of Directors, Mr.Din Dayal Jalan will exercise such powers and duties as may be entrusted to him from time to time.

3.	The Whole-time Director shall in consideration of his services to the Company be entitled to receive remuneration by way of salary, allowances, commission and perquisites as set out below:-

I	Period of re-appointment	:	For a period of 2 years i.e. December 24, 2010 to December 23, 2012

II	Designation	:	Whole-time Director

III	Powers and Responsibilities	:	Mr.Din Dayal Jalan will exercise such powers and duties as may be entrusted by the Board from time to time.

IV		:	In the range of Rs. 5 lacs – Rs. 8 lacs per month.

(a)	Basic Salary	:	(With such annual/special increments within the aforesaid range as may be decided by the Board or any Committee thereof, in its absolute discretion from time to time).

(b)	House Rent Allowance	:	40% of the Basic Salary

(b)	Performance Incentive	:	As may be determined by the Board or its Committee thereof in each year.

(c)	Personal Allowance	:	In the range of Rs. 4 lacs – Rs. 6 lacs per month (As may be determined by the Board or its Committee thereof in each year)

(d)	Bonus	:	20% of the Basic salary in accordance with the rules of the Company.

(e)	Perquisites	:	In addition to Basic salary, Bonus and performance incentives payable, Mr.Din Dayal Jalan shall also be entitled to perquisites including furnished accommodation in lieu of House Rent Allowance if it not availed, medical and insurance reimbursement, leave travel concession for self and family, club fees and personal accident insurance in accordance with the rules of the Company or as may be agreed to by the Board of Directors or its Committee thereof.

(f)	Stock Option	:	Stock Option of Vedanta Resources Plc. under the Long Term Incentive Plan (LTIP) or Short Term Incentive Plan (STIP) or any other plan which may be in vogue as per policy of the Group, provided the amount of benefit is limited to an amount not exceeding 100% of the total Annual Remuneration.

Explanation:

i)	Perquisites shall be evaluated as per Income Tax Rules, wherever applicable and in the absence of any such rule, perquisites shall be evaluated at actual cost to the Company.

ii)	For the purpose of perquisites stated hereinabove, ‘family’ means the spouse, dependent children and dependent parents of the appointee.

V) Provident Fund and Superannuation Fund or Annuity Fund.

Mr. Din Dayal Jalan will also be entitled to the following as per rules of the Company or as approved by the Board of Directors which will not be included in the computation of the ceiling on remuneration above:

i)	Contribution to Provident Fund and Superannuation Fund or Annuity Fund to the extent these, either singly or put together are not taxable under the Income Tax Act, 1961.

ii)	Gratuity payable as per rules of the Company.

iii)	Encashment of leave as per rules of the Company.

VI) Other Benefits:

i)	The Company shall provide him with car, expenses relating to fuel, maintenance and driver will be reimbursed on actuals. Further the Company shall also provide telephones and other communication facility (for official business).

ii)	Such other benefits as may be decided by the Board or its Committee from time to time.

The amount of Perquisites payable to Mr. Din Dayal Jalan may be decided / varied by the Board of directors or its Committee, from time to time as it may deem fit in its absolute discretion; provided that the total remuneration consisting of Salary, Perquisites and other benefits paid to Mr. Din Dayal Jalan as whole-time director shall not exceed the limit stipulated in section 309 of the Act, i.e. five percent of the net profits of the Company computed in the manner laid down in section 349 of the Act,.

VII) Minimum Remuneration

In the event of any loss or inadequacy of profits in any financial year during his tenure the Company shall remunerate by way of salary, perquisites or any other allowance as specified above or within the applicable limit stipulated in Section II, Part II, Schedule XIII, whichever is higher.

VIII) Other Terms and Conditions

(i)	The Board of Directors of the Company may alter the terms and conditions of the said appointment from time to time at its discretion so as not to exceed the limits specified in Schedule XIII to the Companies Act, 1956 (including any statutory modification or re-enactment thereof, for the time being in force) or any amendments made thereto.

(ii)	Mr. Din Dayal Jalan shall not be paid any sitting fees for attending the meetings of the Board of Directors or Committee thereof so long as he holds the office of whole-time director.

(iii)	He shall not, so long as he functions as whole-time director, become interested or otherwise concerned directly or through his wife and/or children in any selling agency of the Company in future without prior approval of the Central Government.

(iv)	The agreement may be terminated by either party to the agreement by giving at least 90 days’ prior notice in writing in that behalf to the other party or 90 days salary in lieu thereof and on the expiry of the period of such notice this Agreement/s shall stand terminated

(v)	The Whole-time Director shall throughout the term of this Agreement devote his full time and attention to the business of the Company, and shall in all respects conform to and comply with the directions and regulations made by the Board of Directors and rules of the Company and shall well and faithfully serve the Company and use his utmost endeavor to promote the interests thereof.

(vi)	The Whole-time Director shall during the term of this Agreement and at all times thereafter keep strictly confidential and shall not divulge, disclose, make known or communicate to any person or persons, firm, Company or concerns (unless required by the Board or except in the ordinary course of business and/or to those of the officials of the Company whose province it is to know the same) or himself make use of any and all information relating to the Company or any of its holding company, subsidiary or affiliate including its business activities, technologies, designs, processes and related matters which he may acquire, receive or obtain or which may come to his knowledge in the course of or by reason of his appointment hereunder.

(vii)	Notwithstanding anything contrary herein contained or implied, the Company shall be entitled to terminate the employment of the Whole-time Director under this Agreement forthwith by notice in writing:-

i)	If he becomes insolvent or make any composition or arrangement with his creditors;

ii)	If he commits a material breach of any of the terms, provisions or conditions herein; or

iii)	If he shall become disqualified to act as a director for any reason, other than an inadvertent breach of Section 283 of the Companies Act, 1956.

IN WITNESS WHEREOF the Company has caused its Common Seal to be hereunto affixed and the Mr.Din Dayal Jalan, Whole Time Director has hereunto set his hand and seal the day and year first herein above written.

The Common Seal of the above named STERLITE INDUSTRIES (INDIA) LIMITED has been affixed hereunto pursuant to a Resolution passed by its Board of Directors in that behalf at their meeting held on January 25, 2011 in the presence of Mr.Tarun Jain, Group Director Finance of the Company who in token thereof has set and subscribed his signatures hereto in the presence of:	/s/ Tarun Jain

Mr. Rajiv Kumar Choubey, Company Secretary	/s/ Rajiv Kumar Choubey

Signed and delivered by the above named Whole-time Director, Mr. DIN DAYAL JALAN in the presence of:	/s/ Din Dayal Jalan

Mr. C.Prabhakaran, Chief Financial Officer	/s/ C. Prabhakaran